                     Exhibit B

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

NEES ENERGY, INC.
Statement of Income and Accumulated Deficit
(Thousands of Dollars)
For the Periods Ended December 31, 2000
(Unaudited, Subject to Adjustment)
               Nine
          QuarterMonths
               --------------
INCOME


     Revenue     $   0     $   0
               -----     -----
     Total income     0     0
               -----     -----


EXPENSES

     Operating expenses
          General and administrative expenses     38     94
          Income tax     (14)     (34)
               -----     -----
     Total operating expenses     24     60
               -----     -----

     Operating income (loss)     (24)     (60)

     Other income (expense)
          Goodwill amortization     320     0
          Other     1     1
               -----     -----
     Other income (expense) net     321     1
               -----     -----

Net income (loss)     297     (59)

Accumulated deficit at beginning of period     (382)     (26)
               -----     -----
Accumulated deficit at end of period     $(85)     $(85)
               =====     =====




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